Exhibit 3.4

(First Section)	Official Gazette	Thursday, May 12, 2016

AMENDMENT to the Creation Resolution of the Productive State-Owned Subsidiary of Petróleos Mexicanos, called Pemex Exploration and Production, published on April 28, 2015.

In the margin, a logo that reads: Petróleos Mexicanos.

THE BOARD OF DIRECTORS OF PETRÓLEOS MEXICANOS, in accordance with articles 6, 13, section XXIX, 59, first paragraph, 60, 62, section I, last paragraph, 70 and Eighth Transitory Provision, Part A, sections I and III, of the Law of Petróleos Mexicanos, approved the amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production.

BACKGROUND

The Board of Directors of Petróleos Mexicanos, exercising the authority granted by the Eighth Transitory Provision, Part A, of the Law of Petróleos Mexicanos, approved in its 888 extraordinary meeting on March 27, 2015, among other resolutions, the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production, which was published in the Official Gazette of the Federation on April 28, 2015.

In the Creation Resolution, the Board of Directors approved that the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, was to be run and managed by a Board of Directors and a Management Committee, which would be presided and represented by an Executive Director.

The Board of Directors of Petróleos Mexicanos, in accordance with articles 13, section XXIX of the Law of Petróleos Mexicanos and the First Transitory Provision of the Creation Resolution mentioned in the paragraph above, in its 890 extraordinary meeting on May 22, 2015, approved, among other resolutions, a resolution issuing the Declaration that the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production entented into effect, which was published in the Official Gazette of the Federation on May 29, 2015.

The Board of Directors of Petróleos Mexicanos, in accordance with articles 11, 59, first paragraph, and 62, section I, last paragraph, of the Law of Petróleos Mexicanos, in its 901 extraordinary meeting on November 13, 2015, approved, among other resolutions, amendments to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos denominated Pemex Exploration and Production, which was published in the Official Gazette of the Federation on December 29, 2015.

The Board of Directors of Petróleos Mexicanos issues this amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, in accordance with the following, and to this effect are adopted the following:

RESOLUTIONS

FIRST.- Articles 3, section VII; 7, paragraph one; 12, section II, IV, VII, XII, XIV, XV, and last paragraph; 13; 14, first paragraph, 15, first and fourth paragraphs, and sections I and XII; 18, first paragraph, and the Sixth Transitory Provision, first paragraph are MODIFIED; article 18, second paragraph, is ADDED; and articles 3, sections II, IV, V, VI and VIII, 15, second, third and last paragraphs, 16, and 17 are REPEALED, of the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, to stay as follows:

“Article 3. …

I. …

II. Repealed;

III. …

IV. Repealed

V. Repealed;

VI. Repealed;

VII. Director General: the public official appointed by the Board of Directors of Petróleos Mexicanos to hold said position at Pemex Exploration and Production;

VIII. Repealed;

IX to XIV. …

Article 7. Pemex Exploration and Production shall be managed and administered by a Board of Directors and a Director General.

…

Article 12.

I. …

II. Establishing, upon proposal of the Director General, the guidelines and priorities relating to the exploration, extraction, production, productivity and others related to the purpose and activities of Pemex Exploration and Production;

III. …

IV. Approving, upon proposal of the Director General, the general provisions and guidelines on technical aspects for the contracting of services related to the purpose of Pemex Exploration and Production;

V and VI. …

VII. Appointing and removing, upon proposal of the Director General, the deputy directors of Pemex Exploration and Production and granting them leaves of absence;

VIII. to XI. …

XII. Approving the periodic reports submitted by the Director General, under the terms established in the Organic Statute;

XIII. …

XIV. Approving on an annual basis, upon proposal of the Director General, the financial statements of Pemex Exploration and Production, with the prior opinion of the external auditor;

XV. Knowing and, if applicable, authorizing the matters that due to their importance or relevance are submitted by its President, at least two directors through the President, or the Director General, and

XVI. …

The resolutions adopted by the Board of Directors shall be informed to the independent directors of the Board of Directors of PEMEX, as well as the Secretariat of the latter joint body, through the Director General. The aforementioned directors may request information and documentation relating to the corresponding resolutions.

Article 13. The members of the Board of Directors, in the exercise of their duties, may request through the public official appointed by the Director General, the necessary information for the adoption of decisions.

Article 14. The Director General shall be appointed by the Board of Directors of PEMEX upon proposal of the Director General of PEMEX and may be removed freely by such Board. Such official shall be appointed by reason of his or her professional experience, ability and prestige; shall not be a spouse, domestic partner nor have a blood or affinity relationship, up to the fourth degree, with any of the members of the boards of directors of PEMEX and of Pemex Exploration and Production, and shall also meet the following requirements:

I to VI. …

Article 15. The Director General shall be vested with the management, operation, functioning and execution of the objectives of Pemex Exploration and Production, subject to the strategies, policies and guidelines approved by the Board of Directors.

Repealed.

Repealed.

To this effect, the Director General shall have the following duties:

I. Manage and represent Pemex Exploration and Production;

II to XI. …

XII. Representing and appointing the attorneys-in-fact that represent the interests y exercise the corporate rights of Pemex Exploration and Production, derived from its stake in domestic or foreign companies;

XIII to XXII.

Repealed.

Article 16. Repealed.

Article 17. Repealed.

Article 18. For the exercise of their duties, the Director General shall be assisted by the areas and public officials determined in the Organic Statute of Pemex Exploration and Production.

The officials that will hold a position above deputy directors and immediately below the Director General of Pemex Exploration and Production, shall be appointed and removed by the Board of Directors of PEMEX, upon proposal of the Director General of PEMEX, of which the Board of Directors shall take notice.

Sixth. Until the transfer of the assets, rights and obligations is effected, due to the creation of Pemex Exploration and Production, the Director General shall instruct the necessary actions to give continuity to its operation and functioning, as well as the indispensable acts and formalities to comply with its purpose, including the delegation of duties or assignment of responsibilities, as applicable and, if applicable, entering into the necessary operative coordination agreements and resolutions.

…”

SECOND.- In view of the creation of the Direction General of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, this Board of Directors, in accordance with article 4, second paragraph, of the Organic Statute of Petróleos Mexicanos, shall appoint the Director General of said Productive State-Owned Subsidiary.

THIRD.- The head of the directors that hold a position immediately below the Director General, will be considered as Operating Directors of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production.

TRANSITORY PROVISIONS

First.- This amendment to the Creation Resolution of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, shall take effect on the date of its publication in the Official Gazette of the Federation.

Second.- Until the Board of Directors of the Productive State-Owned Subsidiary Company of Petróleos Mexicanos, denominated Pemex Exploration and Production, modifies the Organic Statute of said company, the references and functions granted to the Management Committee and the Executive Director of said Committee, shall be understood as attributed to the Director General

Third.- Notwithstanding its issued date, any document, code, policy, guideline, rule, provision, mechanism, regulation, organic statute or even a statement, whose contents refer to the terms or figures of the Management Committee or the Executive Director of the Management Committee of the Productive State-Owned Subsidiary Company, denominated Pemex Exploration and Production, shall be understood as attributed to the Director General of Pemex Exploration and Production.

This amendment to the Creation Resolution of the Productive State-Owned Company Subsidiary of Petróleos Mexicanos, called Pemex Exploration and Production, was approved by the Board of Directors of Petróleos Mexicanos, in accordance with article 62, section I, last paragraph, of the Law of Petróleos Mexicanos, in its 907 Ordinary meeting held on April 27, 2016, through resolution CA-032/2016.

Mexico City, May 6, 2016.- The General Counsel of Petróleos Mexicanos, Jorge Eduardo Kim Villatoro.- Signature.